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                                                                    EXHIBIT 21.1



Subsidiaries of the Registrant
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Software Technologies Corporation Australia, Proprietary Limited
Software Technologies Corporation (UK) Limited
Software Technologies Corporation (Deutschland) GmbH
Software Technologies Corporation - Benelux (Belgium)
Software Technologies Corporation France Sarl
Software Technologies Corporation Japan KK